SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

On June 15, 2005, Primus Telecommunications Group, Incorporated (the “Company”), received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the NASDAQ National Market pursuant to NASDAQ Marketplace Rule 4450(b)(4). The letter further notified the Company that, in accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until December 12, 2005, to regain compliance with the minimum bid price requirement. Compliance may be achieved if the bid price per share of the Company’s common stock closes at $1.00 per share or greater for a minimum of ten (10) consecutive business days prior to December 12, 2005. However, NASDAQ has the discretion to require a period in excess of ten business days before determining that the ability to maintain long-term compliance has been demonstrated.

The letter from NASDAQ further stated that, if the Company does not regain compliance with the Marketplace Rules by December 12, 2005, NASDAQ will provide notice that, the Company’s common stock will be delisted from the NASDAQ National Market. In the event of such notification, the Company would have an opportunity to appeal NASDAQ’s determination. The letter also noted that the Company would have the opportunity to apply to transfer its common stock to the NASDAQ SmallCap Market and that, if the Company were to meet the requirements for the initial inclusion on the NASDAQ SmallCap Market (as set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement) and the Company’s application to the NASDAQ SmallCap Market were to be approved, the Company would be afforded the remainder of a second 180 calendar day compliance period to regain compliance while on the NASDAQ SmallCap Market.

The Company intends to monitor the bid price between now and December 12, 2005, and consider available options if its common stock does not trade at a level that is likely to regain compliance.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated June 17, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATION GROUP, INCORPORATED

Dated: June 17, 2005	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer)